Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

TO ACQUIRE METROPOLITAN DENTAL HOLDINGS

WAKEFIELD, MASSACHUSETTS – August 31, 2007 – American Dental Partners, Inc., (NASDAQ: ADPI) announced today that it has signed a definitive agreement to acquire 100% of the outstanding capital stock of Minnesota-based Metropolitan Dental Holdings, Inc., a company controlled by New York-based private equity firm Sentinel Capital Partners (www.sentinelpartners.com). At the transaction’s close, a subsidiary of Metropolitan Dental Holdings, Inc. will enter into a 40-year service agreement with an affiliated professional limited liability company (collectively “Metro Dentalcare”).

Founded in 1968, Metro Dentalcare is a multi-specialty dental group with more than 90 dentists, 34 dental facilities located throughout greater Minneapolis-St. Paul and a dental lab. In addition to general dentistry, Metro Dentalcare provides orthodontics, pediatric dentistry, periodontics, endodontics and oral surgery. Metro Dentalcare generates approximately $70 million in patient revenue annually.

“Metro Dentalcare is a quality, growth-oriented dental group practice,” said Gregory A. Serrao, President and Chief Executive Officer of American Dental Partners. “In recent years, Metro Dentalcare has added 17 facilities and is experiencing revenue growth of approximately 20% annually.”

“We are excited to be affiliated with American Dental Partners,” said Metro Dentalcare co-founders Dr. David Milbrath and Dr. Marcus Gustafson in a joint statement. “We have witnessed the contributions of American Dental Partners to the dental profession over the past decade and its commitment to dental group practices both in our own community and nationally.”

American Dental Partners will acquire Metropolitan Dental Holdings’ capital stock for $85 million in cash to be paid at closing and a contingent earnout of up to $10 million payable in 2008 based on Metropolitan Dental Holdings’ earnings before interest, taxes, depreciation and amortization for the fiscal year ended December 31, 2007. The acquisition will be funded by the Company’s revolving credit facility and an interim credit facility. The Company has received commitments from its existing bank group to expand the capacity of its revolving credit facility to $130 million and to establish an interim credit facility of up to $100 million. The credit facilities were arranged by KeyBank. Participating banks in the revolving credit facility include Key Bank, Citizens Bank, JP Morgan, and TD Banknorth, and participants in the interim credit facility include KeyBank and Citizens Bank.

Closing of the Metro Dentalcare acquisition is subject to satisfaction or waiver of certain customary closing conditions, including obtaining required regulatory approvals. The Company expects that the transaction will close during the fourth quarter of 2007.

The Company will host a conference call to discuss these and other recent events on Tuesday, September 4, 2007 at 1:00 p.m. EDT, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EDT, Tuesday, September 11, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 258 dental facilities with approximately 2,293 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.